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                                                                    EXHIBIT 99.1





                    PRISON REALTY ANNOUNCES RESTRUCTURING LED
                    BY FORTRESS AND BLACKSTONE INVESTOR GROUP

           $350 MILLION PREFERRED ISSUE TO COMPLEMENT NEW $1.2 BILLION
               CREDIT FACILITY; COMPANY TO TERMINATE REIT STATUS,
  CONVERT TO TAXABLE SUBCHAPTER C STRUCTURE; NEW MANAGEMENT TO BE INSTALLED AND
                             NEW BOARD TO BE CREATED

         NASHVILLE, Tennessee, December 27, 1999 - The Board of Directors of Prison Realty Trust, Inc. (NYSE-PZN), today announced a comprehensive strategic restructuring program designed to reposition the company by strengthening its financial position, simplifying its corporate structure and creating a new management team and board of directors. As part of the program, which requires shareholder approval, the company said an Investor Group led by an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group, together with an affiliate of Bank of America, would purchase $315 million in securities at closing and commit to purchase an additional $35 million in securities (for a total of up to $350 million) in a newly configured company that would be created through the merger of Prison Realty and the companies collectively operating under the name Corrections Corporation of America.

         Existing Prison Realty shareholders would be offered the opportunity, through a rights offering, to "co-invest" up to $75 million with the Investor Group and to receive preferred stock and warrants with terms identical to the securities being purchased by the Investor Group (with the exception of certain types of voting rights). The Investor Group has agreed to acquire those securities and warrants not subscribed for by current shareholders to ensure the $350 million total.
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         The combined company, which would operate under the Corrections
Corporation of America name, is expected to be a taxable subchapter C corporation, as Prison Realty would terminate its status as a REIT, in connection with the restructuring.

         As part of the combination with CCA, outside, or non-management, shareholders of CCA will receive cash equal to their original investment. Management and other employees of CCA will receive shares of the new public company in exchange for their interest. The per share value to be received by them is approximately 40% of the per share value received by the outside shareholders, and their shares will be subject to certain vesting and lock up provisions.

         The transaction, upon completion, will have the effect of eliminating liquidity concerns of CCA, Prison Realty's primary tenant.

         "This is a highly focused, decisive action on behalf of this company," said Joseph V. Russell, Chairman of the Special Committee of the Board of Directors, which was created in August 1999 to identify a strategic investor to invest in Prison Realty and to review the company's financial alternatives and organizational structure. "We are returning this company to the corporate structure under which it achieved its greatest growth and success and through which it became the leading company in the private prison industry."

         "Importantly, we also believe the new credit facility and the investment by Fortress and Blackstone, will ensure that the company has the financial resources to prosper. Finally, as part of the restructuring, our new investors and we have concluded that meaningful changes are necessary in the composition of our management team and in the creation of a new Board of Directors. These actions directly address the Company's desire to re-establish credibility with shareholders and with the financial community."

         Additionally, the company announced that, pending shareholder approval of the transaction, no further dividends of any kind would be paid on its common stock.

MANAGEMENT CHANGES

         As part of the restructuring, the Special Committee announced that Doctor R. Crants, Chairman and Chief Executive Officer of Prison Realty, would resign as CEO upon closing of the transaction. In addition, he is stepping down as Chairman, effective
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immediately. Following his resignation, Mr. Crants will be named to the non-executive position of Vice-Chairman of the company and will serve as an advisor to the Board.

         Thomas W. Beasley, the former Chairman of the Board and one of three founders, along with Mr. Crants, of the original company in 1983, will assume the position of Interim Chairman immediately and interim Chief Executive Officer following the closing of the transaction. J. Michael Quinlan will remain as President and Chief Operating Officer of CCA and will also serve as Interim President of Prison Realty, replacing D. Robert Crants, III, who also has resigned effective immediately.

         In addition, Mr. Beasley, along with Fortress and Blackstone, will oversee a nationwide search for a new Chief Executive Officer and a new Chief Financial Officer for the combined company.

FINANCING ARRANGED

         Upon completion of the restructuring, the combined company will have a $1.2 billion new term loan and revolving credit facility from a group led by Credit Suisse First Boston and Lehman Brothers. The facility would replace Prison Realty's existing $1 billion credit facility.

         In addition, up to $350 million will be generated from the sale of a new issue of 12% cumulative convertible preferred stock and warrants, primarily to the Investor Group. The new issue would be convertible into the combined company's common stock at a price of $6.50 per share and the warrants would be exercisable at $7.50 per share.

         Depending on the degree to which existing shareholders participate in the rights offering, the Investor Group would own approximately 20% to 25% of the combined company and warrants to purchase between 11% and 14% of the combined company's common stock, on a fully diluted basis.

         Proceeds from the debt and equity financings will be used to refinance the company's existing bank debt and to provide capital to fund the company's continued growth.

         "We are extremely pleased with this important restructuring," stated
Mr. Beasley. "The new credit facility is not only larger than the one it replaces, it also has more favorable terms, reflecting the lending community's renewed confidence in CCA.
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         "In addition to providing a sizable infusion of new equity capital, our
Board of Directors - and the daily operation of our company - will be enhanced by the active involvement of two of the nation's most successful investment groups. We view these as positive steps and we are looking forward to working closely with our new partners."

         "This transaction is intended to position CCA once again as a growth company with tremendous prospects and re-establish transparency to shareholders regarding the fundamental strength of CCA's business. Our belief is that a greatly simplified and more efficient capital structure will allow the company to fund future growth internally and will assist the company in maximizing shareholder value," said Wesley R. Edens, Chairman and Chief Executive Officer of Fortress.

         Added Thomas J. Saylak, Senior Managing Director of The Blackstone Group, "CCA is the market leader in a growing industry. We believe this capital infusion and CCA's new corporate structure will allow the company to realize enhanced financial flexibility to maximize growth prospects. Over time, we believe this new direction will be recognized and rewarded by investors."

BOARD OF DIRECTORS

         As part of the restructuring, the new CCA would have a 10-person Board of Directors. Four persons would represent the Investor Group, and four persons, including Mr. Beasley, Mr. Russell, and Jean-Pierre Cuny, would be drawn from the existing Prison Realty Board. Two new independent directors, subject to the approval of the Investor Group and the current board, also would be appointed.


CONDITIONS

         In addition to being subject to the approval of Prison Realty's shareholders, the transaction is subject to certain financial and non-financial conditions, which the company expects to be satisfied prior to the closing. The transaction will also require customary regulatory review. It is expected that the shareholder vote would take place in March or April 2000, and that the transaction would close in the second quarter of 2000.
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ABOUT THE COMPANIES

         Prison Realty's business is the ownership of correctional and detention facilities. The company provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. At September 30, 1999, the company owned, or was in the process of developing, 51 correctional and detention facilities, of which 40 facilities were operating, eight were under construction or expansion and three were in the planning stages. At September 30, 1999, CCA leased 32 facilities from the company, government agencies leased five facilities, and private operators leased three facilities.

         Fortress Investment Group LLC is a real estate investment and asset management company with headquarters in New York City. Fortress was founded in April 1998 by a group of senior professionals led by Wesley R. Edens. Fortress manages approximately $760 million of private equity, and invests primarily in undervalued real estate-related assets and companies on a domestic and international basis.

         The Blackstone Group is a private investment bank in New York City. It was founded in 1985 by its Chairman, Peter G. Peterson, and its President and CEO, Stephen A. Schwarzman. Blackstone is engaged in six business areas including Corporate Principal Investing, Private Equity Real Estate Investing, Mergers and Acquisition Advisory, Restructuring and Reorganization Advisory, Private Mezzanine Investing, and Liquid Alternative Asset Investing.

         Merrill Lynch & Co. acted as advisor to the Board of Directors and Special Committee of Prison Realty, as well as the Board of Directors of CCA.

DISCLAIMER ON FORWARD LOOKING STATEMENTS

This news release contains statements that are forward looking, including statements relating to the amount and timing of the proposed offering transactions. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions. Additional factors will be described in the company's filings with the SEC. The company does not undertake an obligation to
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update its forward-looking statements to reflect future events or circumstances.
Accordingly, individuals should not place undue reliance on such statements.

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NOTE: THE COMPANY WILL SCHEDULE A CONFERENCE CALL WITH ANALYSTS AND THE MEDIA
THE WEEK OF JANUARY 3 TO FURTHER DISCUSS THE TRANSACTION.